EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	MARCH 31,	SEPTEMBER 30,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 162,001	$ 180,523
Accounts receivable	102,077	96,463
Income tax receivable	7,092	16,052
Inventories of materials and supplies	55,813	52,749
Prepaid expenses and deferred costs	9,740	14,207
Total Current Assets	336,723	359,994

NET PROPERTY AND EQUIPMENT	1,753,832	1,343,961

LONG TERM ASSETS:
Other receivables	15,799	15,799
Deferred costs and other assets	5,087	4,686
	20,886	20,485
	$ 2,111,441	$ 1,724,440

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 44,137	$ 37,192
Accrued liabilities	26,817	25,368
Income tax payable	14,205	26,367
Deferred credits	34,573	4,533
Total Current Liabilities	119,732	93,460

LONG-TERM DEBT	455,000	230,000

LONG TERM LIABILITIES:
Deferred income taxes	10,402	10,845
Deferred credits	2,266	2,919
Other	23,570	17,082
	36,238	30,846

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,781 and 64,443 issued
and outstanding at March 31, 2011
and September 30, 2010, respectively	64,781	64,443
Paid-in capital	139,632	133,095
Retained earnings	1,296,058	1,172,596
Total Shareholders' Equity	1,500,471	1,370,134
	$ 2,111,441	$ 1,724,440